                                                                   Exhibit 10.13

                        [Letterhead of Celerity Systems]

                                                           3/31/93

                               Letter of Agreement

Celerity Systems, Inc. is hereby contracted by Herzog, Heine, and Geduld, Inc. to develop the Back Office System Proposal of January 21, 1993.

The overall scope of the project is provided in the aforementioned proposal. The first step of the project will provide detailed specifications of the project.

A timeline will be developed as a part of the first step, which will show the chronology of the steps and related deliverables. Each step of the overall project will be considered complete upon approval of Herzog, Heine, and Geduld.

/s/ Mahmoud Youssefi                    /s/ Herzog, Heine, and Geduld, Inc.
--------------------                    -----------------------------------
Mahmoud Youssefi                        Herzog, Heine, and Geduld, Inc
Managing Director
Celerity Systems, Inc.

                              DEVELOPMENT AGREEMENT

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.0    DEFINITIONS..........................................................  1
2.0    STATEMENT OF WORK....................................................  3
3.0    MAINTENANCE SERVICES.................................................  3
4.0    OWNERSHIP OF MATERIALS...............................................  4
5.0    PRICE AND PAYMENT....................................................  4
6.0    ACCEPTANCE...........................................................  5
7.0    CHANGES..............................................................  7
8.0    COPYRIGHT............................................................  8
9.0    WARRANTY.............................................................  8
10.0   INDEMNIFICATION......................................................  9
11.0   TERM AND TERMINATION................................................. 10
12.0   CONFIDENTIAL INFORMATION............................................. 11
13.0   COMPLIANCE WITH LAWS................................................. 12
14.0   GENERAL.............................................................. 12

                                   ATTACHMENTS

       Attachment I -- REQUIREMENTS ANALYSIS
       Attachment II -- SCHEDULE
       Attachment III -- DOCUMENTATION
       Attachment IV -- MAINTENANCE AGREEMENT

                         SOFTWARE-DEVELOPMENT AGREEMENT


This Development Agreement (hereinafter "Agreement") is made effective as of the ____ day of ______________, ____, by and between Celerity Systems, Inc., incorporated under the laws of the State of Tennessee, U.S.A., having an office for the transaction of business at 9051 Executive Park Drive, Knoxville, Tennessee 37923 (hereinafter referred to as "CSI"), and Herzog Heine Geduld, Inc., organized under the laws of the State of __________, having an office for the transaction of business at _________________ (hereinafter referred to as "Herzog").

1.0   DEFINITIONS

      The definitions set forth in this Section shall apply to the following capitalized words and terms when used in this Agreement.

      1.1 "Code" shall mean that computer program code, in source, object and load executable form, licensed to Herzog, and more fully described in Attachment III, and Support thereof, and any additional computer program code provided by CSI to Herzog hereunder. Code shall include newly created sounds and visuals, including screens music and characters, displayed or heard as a result of the execution of the Code.

      1.2 "Documentation" shall mean written materials itemized in Attachment III, and Support thereof, furnished hereunder to Herzog by CSI.

      1.3 "Derivative Work" shall mean a work which is based upon one or more preexisting work(s), such as a revision, modification, translation, abridgement, condensation, expansion, collection, compilation or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization by the owner of the preexisting work, would constitute a copyright infringement.

      1.4   "Error" shall mean any one or more of the following conditions:

            (a) a function described in Attachment I which is omitted from the Code; or

            (b) a function of the Code which does not operate or gives incorrect results; or

            (c) a function or user interface in the Code which does not operate satisfactorily in the environment for which it was designed; or

            (d) a failure of the Documentation to accurately describe a function contained in Attachment III; or

            (e) a failure of the Documentation to enable the intended user to correctly operate Code.

      1.5 "Maintenance" shall mean modifications, revisions or additions which provide Error corrections for Code or Documentation.

      1.6 "Modifications" shall mean modifications, revisions or additions made to the Code or Documentation other than Maintenance.

      1.7 "Work" shall mean the goods, products, services, supplies, performance, documents, software, data, drawings or other items constituting the subject matter of this Agreement which are furnished by CSI to Herzog.

      1.8 "Object Code" shall mean the machine-readable form of computer program code.

      1.9 "Source Code" shall mean the human-readable form of computer program code and related system documentation, including all comments and any procedural code such as job control language.

      1.10 "Subsidiary" shall mean a corporation, company or other entity: 1) more than (50%) of whose outstanding shares or securities (representing the right, other than as affected by events or default, to vote for the election of directors or other managing authority) are; or 2) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than (50%) of the ownership interest representing the right to make the decisions for such corporation, company or other entity is; now or hereafter, owned or controlled, directly or indirectly, by a party hereto; but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

2.0   STATEMENT OF WORK

      CSI agrees to perform the Work set forth in this Section, only pursuant to Herzog Purchase Orders issued hereunder for the compensation specified in
      Section 5.0.

      CSI shall design, develop, code, integrate and test the Code in accordance with the specifications of the approved Requirements Analysis.

      CSI shall deliver one (1) copy of the Object Code and Source Code of the Code to Herzog for Herzog's testing and approval.

      CSI shall deliver Documentation as set forth in Attachment III in preliminary form sufficient for Herzog's verification of the Code design, and then in final form after Herzog's approval. Such information shall be in a format suitable for Herzog's preparation of an End User's Manual.

      CSI shall provide technical assistance to Herzog during Code verification testing. CSI shall debug the Code as required in order to pass these tests, and revise the design documentation accordingly.


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

      Within ten (10) days of Herzog's request, and at no additional charge, CSI shall deliver to Herzog such data necessary to maintain and operate the Code delivered hereunder or to conduct further development efforts with respect to the Code.

      CSI shall integrate and test additional specific software, as indicated in Attachment I, along with the Code.

3.0   MAINTENANCE SERVICES

      3.1 CSI agrees to maintain the ability to provide Maintenance to Herzog, and agrees to provide such Maintenance at terms, conditions and prices substantially as set forth in Attachment V. Herzog is under no obligation to utilize or purchase such Maintenance from CSI.

4.0   OWNERSHIP OF MATERIALS

      4.1 All Code and Documentation delivered to Herzog hereunder, shall belong exclusively to CSI.

      4.2 CSI hereby grants Herzog an irrevocable, nonexclusive, royalty-free, paid-up license to use, execute, reproduce, display, distribute internally and prepare Derivative Works of the Code and Documentation.

5.0   PRICE AND PAYMENT

      5.1   Price

            Subject to the terms and conditions of this Agreement, and in consideration for the rights and licenses granted to Herzog herein, Herzog will pay to CSI the fixed price of Two Hundred Twenty-Five Thousand Dollars ($210,000.00).

      5.2   Payment

            Without limiting the obligation of CSI to comply with all the requirements of this Agreement, CSI will submit invoices and Herzog will pay for Work completed according to this Agreement on the following schedule:

            DATE             DESCRIPTION                AMOUNT          PERCENT
            ----             -----------                ------          -------
            6/13/93      Requirements Analysis         $ 15,000           7.14%
            7/19/93      LAN/HUB 3270                  $ 35,000          16.67
                         Connectivity
            8/26/93      Phase 1 Prototype               45,000          21.43
            9/20/93      Phase 1 Completion              55,000          26.19
           12/16/93      Phase 2                       $ 60,000          28.57
                                                       --------         ------
                         Total                         $210,000         100.00%
                                                       ========         ======


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

      All payments are exclusive of any tariffs, duties, or taxes imposed or levied by any government or governmental agency. Herzog shall be responsible for payment of all such taxes, however designated, levied, or based upon Herzog's possession or use of the Code and the Documentation, or in this Agreement, including without limitation, state or local sales, use and personal property taxes.

      5.3 Herzog shall reimburse CSI for actual and reasonable travel and living expenses incurred by CSI employees while performing Work at Herzog facilities. Such Work shall be authorized by Herzog prior to CSI incurring any expenses. CSI shall invoice such authorized travel and living expenses at cost. Copies of all receipts shall accompany any invoice submitted to Herzog.

      5.4 Herzog shall pay to CSI the applicable amount within fifteen (15) days net after receipt of an invoice in which CSI has certified that the Work that is the subject of the invoice has been completed in accordance with the requirements of this Agreement, and that all conditions established by this Agreement as prerequisite to payment of the invoice have been fulfilled.

6.0   ACCEPTANCE

      6.1 CSI shall deliver to Herzog the Code and Documentation in accordance with the schedule in Attachment II. Herzog will promptly notify CSI of any Errors which it identifies prior to final delivery.

            CSI shall promptly correct all Errors so identified by Herzog prior to CSI's final delivery of the Code and Documentation.

      6.2 After final delivery of all installments of the Code and Documentation, Herzog may perform evaluation and test for a period of thirty (30) days after receipt (hereinafter called "Evaluation Period"). During the Evaluation Period, Herzog shall promptly notify CSI of Errors identified by Herzog. CSI shall promptly correct all Errors and deliver the corrected items to Herzog.

      6.3 Within ten (10) days after the end of the Evaluation Period, CSI shall provide to Herzog corrections for all Errors found during the Evaluation Period and/or a statement identifying those Errors CSI has been unable to correct, together with a schedule for delivering the corrected items to Herzog.

      6.4 Herzog shall furnish written notice to CSI within thirty (30) days after receipt of the corrected Code and Documentation of acceptance or rejection. Herzog may reject the Code and Documentation, if any one or more Errors are not corrected and CSI's schedule for correcting Errors is unacceptable to Herzog; Herzog may treat such rejection as a material breach by CSI and terminate this Agreement in accordance with the Section entitled "TERM AND TERMINATION."


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

      6.5 CSI recognizes that Herzog relies on CSI to fully test and correct all Errors in the Code and Documentation. Accordingly, should Herzog elect to accept the Code and Documentation with any one or more System Critical Error(s), Herzog may withhold all payment due upon or after their acceptance, as provided in the Section entitled "PRICE AND PAYMENT" until all such Error(s) are corrected. Should Herzog elect to accept the Code and Documentation with any one or more Conditional Error(s), Herzog may withhold forty percent (40%) of any such payments until all such Error(s) are corrected.

            "Error Severity Level" as used herein shall mean classifications of Errors as assigned by Herzog according to the following definitions:

            (a) "System Critical Error" shall mean an emergency condition which causes critical impact or significantly affects a Herzog schedule or which makes the performance or continued performance of any one or more functions difficult or impossible.

            (b) "Conditional Error" shall mean a condition which is not critical in that no loss of data occurs and which may be circumvented or avoided on a temporary basis by the intended user.

      6.6 If no written notice of acceptance or rejection is furnished to CSI by Herzog within the time period set forth in Subsection 6.4, CSI shall provide Herzog with written notice stating that if Herzog does not accept or reject within five (5) days after Herzog's receipt of such notice, Herzog shall be deemed to have accepted the Code and Documentation. Herzog's failure to accept or reject within five (5) days after receipt of such notice shall be deemed to be acceptance.

      6.7 If any one (1) item is rejected by Herzog pursuant to this Section, Herzog may, at its option, reject all items regardless of whether or not any of those items were previously accepted by Herzog.

7.0   CHANGES

      7.1 Herzog may, by written change order, make reasonable changes within the general scope of this Agreement in drawings, designs, specifications, procedures, quantities, or time or place of delivery; require additional Work; or direct the omission of Work and CSI shall promptly proceed with the change(s). All change orders will be specifically identified as a change order to this Agreement and will be signed by the Herzog Contract Administrator. If any such change causes an increase or decrease in the cost of, or the time required for performance of the Work, an equitable adjustment shall be made in the price(s), or delivery date(s), or both; and this Agreement shall be amended in writing accordingly. Any claim for adjustment by CSI shall be deemed waived unless asserted in writing within ten (10) days from the date of receipt by CSI of the Herzog written change order. The amount of claim shall be stated when it is submitted.


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

      7.2 If CSI or Herzog claims a right to adjustment pursuant to this Section, CSI shall prepare and furnish to Herzog the evidence necessary to establish the amount of any increase or decrease in the cost of, or the time required for, Work affected by the change order. The amount of any cost increase or decrease shall be determined in accordance with CSI's regularly established accounting practices and shall, if requested by Herzog, be verified by an independent Certified Public Accounting firm.

      7.3 Herzog technical personnel may from time to time render technical assistance or give advice to, or effect an exchange of information with CSI personnel concerning the Work to be furnished hereunder. Such advice, assistance or exchange of information shall not be deemed to be a change order requiring deviation from the Work described in this Agreement, unless submitted to CSI in writing pursuant to Subsection 7.1.

8.0   COPYRIGHT

      All Code, Documentation, or Derivative Works thereof, developed or produced by CSI shall contain an appropriate copyright notice in the name of CSI, or other author in a manner to be determined by CSI.

9.0   WARRANTY

      CSI represents and warrants to Herzog that the Code shall be fit for its intended use, conforming to the Documentation and Requirements Analysis attached to this Agreement and:

      9.1 that CSI shall endeavor to eliminate Errors in the Code and Documentation, but CSI does not warrant that these items shall be delivered to Herzog Error free; and

      9.2 that if within a period of six (6) months from the date of installation, Herzog notifies CSI of any Error in the Code or Documentation, CSI agrees to use its best efforts to correct the Error(s) on a timely basis at no charge to Herzog. Herzog agrees to use proper skill and care to follow the fault-finding procedures specified by CSI and will cooperate with CSI in diagnosing the Error; and

      9.3 that CSI is or will be the author of, or has or will have exclusive right, title and interest (including the right to grant licenses and other rights granted herein) in the Code and Documentation; and

      9.4 that to the best of CSI's knowledge, the Code and Documentation do not infringe any copyright or other non-patent intellectual property right (including trade secret), privacy or similar right, of any third party; and

      9.5 that to the best of its knowledge no claim, whether or not embodied in any action past or present, of infringement of any copyright, patent, or other intellectual property right, privacy or similar right, has been made or is pending against CSI relative to the Code or Documentation. Each party shall promptly notify the other in the event it becomes aware of such a claim.

      The warranties contained in this Section are in lieu of all other warranties express or implied, including, but not limited to the implied warranties of merchantability and fitness for a particular purpose.

10.0  INDEMNIFICATION

      10.1 CSI agrees to protect, defend, hold harmless and indemnify Herzog and/or Herzog Subsidiaries from and against any and all suits, claims, losses and the like, arising out of any alleged or actual:

            (a) infringement by Code or Documentation of a patent, copyright, trademark, trade name, product name, or other intellectual property right, privacy or similar right of any third party in any country of the world;

            (b)   breach of CSI's warranties under this Agreement;

            (c) damage to property, personal injury, death, resulting or claimed to result, in whole or in part, from any actual or alleged defect(s) in the Code or Documentation;

            (d) failure of CSI to comply with any governmental law, statute, ordinance, administrative order, rule or regulation including those related to unfair competition.

      10.2 CSI shall pay all damages, expenses and costs, including but not limited to, attorneys' fees, resulting from such suits, claims, losses and the like against Herzog and/or Herzog Subsidiaries, provided that either Herzog and/or Herzog Subsidiaries:

            (a) notify CSI in writing of any such claim, suit, loss or the like;

            (b) cooperate with CSI, at CSI's expense, in defending such claim, suit, loss or the like;

            (c)   allow CSI to control the litigation; and

            (d) obtain CSI's prior written approval of any settlement, which approval CSI agrees not to unreasonably withhold.

      10.3 Notwithstanding the foregoing, CSI shall have no obligation to defend Herzog and/or Herzog Subsidiaries, or to pay costs, damages, or attorneys' fees for any infringement claim based upon the combination, operation, or use of the Code or Documentation, with programs or data not supplied by CSI if such infringement would have been avoided but for the combination, operation, or use of the Code or Documentation with other programs or data.


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

      10.4 If any suits, claims, losses or the like arise and require indemnification under this Section, CSI may, at its own expense, either procure the right for Herzog and/or Herzog Subsidiaries, to continue using the Code and Documentation, trademarks, trade names or product names, or replace or modify the same so they become non-infringing without impairment of function.

11.0  TERM AND TERMINATION

      11.1 This Agreement shall be effective upon execution by both parties and shall have full force and effect for the term of performance of the Work required hereunder and any extension thereof.

      11.2 CSI shall have the right to terminate this Agreement at any time in the event of a material breach by Herzog of its obligations under this Agreement. Termination shall be made by written notice to Herzog and shall be specific, and become effective ninety (90) days after the giving of such notice, unless Herzog shall have corrected the breach.

      11.3 Herzog shall have the right to terminate this Agreement, in whole or in part, without cause, at any time prior to Herzog's acceptance of the Code and Documentation. In the event of termination pursuant to this Subsection, Herzog's sole liability shall be to pay CSI one hundred percent (100%) of its actual, reasonable and verifiable expenses incurred prior to the effective date of termination, and one hundred percent (100%) of its actual, reasonable and verifiable costs associated with close-out of the Work for a period of time not to exceed thirty (30) calendar days after notice of termination. Any Herzog payment hereunder shall be less the amount already paid to CSI by Herzog under this Agreement; provided, however, that in no event shall such amount exceed the total amount payable by Herzog in accordance with the Section entitled "PRICE AND PAYMENT." CSI agrees to take steps to minimize termination costs for Work terminated hereunder, to the extent reasonable and practical, including, prompt discontinuation of Work and prompt cancellation of purchased services and material.

      11.4  In the event of any expiration or termination of this Agreement:

            (a) the representations, rights, warranties and obligations in the Sections entitled "OWNERSHIP OF MATERIALS," "COPYRIGHT," "WARRANTY," "INDEMNIFICATION," "CONFIDENTIAL INFORMATION," AND "GENERAL" shall survive and continue and shall bind the parties and their legal representatives, successors and assigns; and

            (b) Herzog and/or its Subsidiaries shall have no obligation to return to CSI any copies of the Code, Documentation or Derivative Works thereof then in the possession of Herzog and/or its Subsidiaries, or any sublicensee or purchaser; and

            (c) CSI shall deliver to Herzog, copies of Code and Documentation, developed as of the effective date of termination, whether completed or in progress, and Herzog


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

                  shall have a paid-up license to such Code and Documentation as provided in paragraph 4.3 of the Section entitled "OWNERSHIP OF MATERIALS."

12.0  CONFIDENTIAL INFORMATION

      12.1 Confidential information disclosed to CSI by Herzog hereunder is subject to the terms of the Confidential Disclosure Agreement dated ___________ between the parties.

      12.2 Confidential information disclosed to Herzog by CSI hereunder is subject to the terms of the Confidential Disclosure Agreement dated ___________ between the parties.

13.0  COMPLIANCE WITH LAWS

      Both parties agree to comply and do all things necessary to enable the other party to comply with all applicable federal, state and local laws, regulations and ordinances including but not limited to the regulations of the United States Government as they relate to this Agreement and the services provided hereunder.

14.0  GENERAL

      14.1 CSI and Herzog shall participate at Herzog's request in monthly meetings, prior to acceptance by Herzog of the Code and Documentation, to review the status of Work performed under this Agreement. Such meetings shall be held at Herzog and CSI facilities. Herzog will reimburse CSI's travel and related expenses to attend such meetings as it may schedule.

      14.2 Nothing contained herein shall be deemed to authorize or empower either party to act as agent for the other party or to conduct business in the name of the other party. No agency, partnership, joint venture or other joint relationship is created by this Agreement.

      14.3 Neither party shall be liable to the other for any lost revenue, lost profits, special, indirect, incidental, consequential, or punitive damages, even if advised of the possibility of such damages, by reason of any performance or non-performance under this Agreement. The responsibilities of both parties for any delays, losses or other damages which may result from the furnishing of equipment, programs, publications, information, or services under this Agreement shall be limited to the remedies specified in this Agreement.

      14.4 Each party's liability to the other arising out of the claims arising from breach of contract shall not exceed the total value of this Agreement.

      14.5 Disputes arising under this Agreement shall be referred immediately to, and settled by, binding arbitration. The arbitration panel shall consist of three persons. Each of the parties hereto shall appoint one arbitrator and two arbitrators thereby appointed shall elect a third arbitrator. The arbitration shall be conducted in New York City in


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

            accordance with the rules of the American Arbitration Association. The costs of arbitration shall be borne equally by CSI and Herzog. Judgment upon the award rendered may be entered in any Court having jurisdiction thereof.

      14.6 Except as expressly provided herein, Herzog may in its sole discretion assign any of its rights hereunder to a Subsidiary. The rights and privileges of Herzog under this Agreement shall also inure to the benefit of any successor in interest to Herzog by acquisition or merger. Otherwise, neither party shall sell, transfer, assign or subcontract any right or obligation hereunder, without the prior written consent of the other party. Any act in derogation of the foregoing shall be null and avoid.

      14.7 CSI may use the services of consultants or other third parties who are not employees of CSI in the performance of this Agreement.

      14.8 CSI will have an appropriate agreement with each of its employees or others whose services CSI may require sufficient to enable it to comply with all of the terms of this Agreement.

      14.9 CSI, all subcontractors of CSI, and their employees, agents or servants shall not be considered to be employees, agents or servants of Herzog, and they will in no way represent themselves as agents, servants or employees of Herzog.

      14.10 CSI shall maintain comprehensive general liability insurance for claims for damages because of bodily injury (inclusive of death) and property damage caused by, or arising out of, acts or omissions of its employees. The minimum limits of such insurance shall be three hundred thousand dollars ($300,000.00) for each individual; and five hundred thousand dollars ($500,000.00) for each accident because of bodily injury, and one million dollars ($1,000,000.00) because of property damage for each accident. Certificates of such insurance shall be furnished to Herzog at the commencement of this Agreement and at the renewal date of such insurance policy until this Agreement is terminated or has expired, whichever occurs first. In no event shall insurance be canceled during such period without thirty (30) days prior written notice to Herzog.

      14.11 Any notice required or permitted to be made or given to either party hereto pursuant to this Agreement shall be sufficiently made or given on the date of mailing, if sent to such party by certified mail, postage prepaid, addressed to it at its address set forth below, or to such other address as it shall designate by written notice given to the other party:

                For Herzog:                               For CSI:
            Herzog Heine Geduld, Inc.              Celerity Systems, Inc.
            26 Broadway                            9051 Executive Park Drive
            New York, New York 10004               Knoxville, TN 37923
            Attn: Andrew DaPonte                   Attn: Mahmoud Youssefi


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

      14.12 CSI shall promptly provide Herzog written notification of, including a description of, the impending and/or actual occurrence of any of the following events:

            (a) Changes in the assignment of key employees working on the Code and Documentation

            (b) Changes in the designated place(s) of performance of the Work contemplated by this Agreement

            (c)   Insolvency proceedings

            (d) Labor disputes involving employees of CSI or other parties which may adversely affect CSI's performance under this Agreement.

            (e) Any other factor or event which may detrimentally affect CSI's ability to meet the requirements of this Agreement.

      14.13 Neither party hereto shall be in default by reason of any failure in the performance of this Agreement in accordance with its terms if such failure is due to acts of God or of the public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, freight embargoes, or for unavailability of transportation of materials or similar reasons beyond such party's control.

      14.14 No amendment or modification of any provision of this Agreement shall be effective unless it is in a document which refers to this Agreement and is signed by both parties. No waiver of any provision of this Agreement will be effective unless it is in writing signed by the party waiving its rights hereunder. No failure or delay by either party in exercising any right, power or remedy under this Agreement, except as specifically provided herein, will operate as a waiver of any such right, power or remedy.

      14.15 If any provision or provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      14.16 The headings of the Sections are inserted for convenience and reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      14.17 In the event of any ambiguity and/or inconsistency in this Agreement, the ambiguity and/or inconsistency shall be resolved by giving precedence in the following order:

                    1. Terms and Conditions of this Agreement
                    2. Attachments I through V to this Agreement
                    3. Purchase Orders issued hereunder.


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

      14.18 This Agreement is deemed to be made under and shall be construed in accordance with the laws of the State of Tennessee and constitutes the entire understanding between the parties hereto with respect to the subject matter of this Agreement.

      14.19 This Agreement supersedes all previous communications, representations, and understandings between the parties with respect to the subject matter of this Agreement.


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

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representations.

HERZOG HEINE GEDULD, INC.                   CELERITY SYSTEMS, INC.


By:                                         By:
   ---------------------------------           ---------------------------------

Title:                                      Title:
      ------------------------------              ------------------------------

Date:                                       Date:
     -------------------------------             -------------------------------


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

                                  ATTACHMENT I

                              REQUIREMENTS ANALYSIS


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

                                  ATTACHMENT II

                                    SCHEDULE

CSI and Herzog agree that the Work called for under this Agreement shall be completed in accordance with the following schedule:

MILESTONE                          DESCRIPTION                      DATE
---------                          -----------                      ----

                              [ATTACH GANNT CHART]


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

                                 ATTACHMENT III

                                  DOCUMENTATION

Open Fiche User Manual

Open Fiche Administrator's Manual

Herzog Heine Geduld Back Office
        System Configuration Manual


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

                                  ATTACHMENT IV

                             CELERITY SYSTEMS, INC.
                       AGREEMENT FOR MAINTENANCE SERVICES

This Agreement is entered into effective the ____ day of ___________________, 1993, by and between Celerity Systems, Inc., a Tennessee corporation with its principal place of business at 9051 Executive Park Drive, Knoxville, Tennessee 37923 (hereinafter "CSI"), and ___________, a ___________ corporation with its principal place of business in ________________ (hereinafter "Customer").

            1. Definitions. As used in this Agreement, the listed terms are defined as follows:

                  a. "Regular Business Hours" shall mean from 8:00 a.m. to 4:00 p.m. Monday through Friday, except for the following holidays:

                     New Years Day
                     Memorial Day
                     Independence Day
                     Labor Day
                     Thanksgiving Day
                     Day After Thanksgiving
                     Christmas Day

                  b. "Covered Software" shall mean all CSI software covered by Full Service Program maintenance under this Agreement. A listing of covered software is attached on Exhibit A to this Agreement.

                  c. "Full Service Program" maintenance shall provide phone contact and problem isolation within four (4) regular business hours of a customer service request, and for a system critical malfunction shall provide CSI technical personnel on-site at the Customer location if necessary within eight (8) regular business hours, and shall provide an operational solution to the service request in no more than sixteen (16) regular business hours; for other than system critical service requests, CSI service personnel shall appear on-site if necessary within twenty-four
      (24) regular business hours, and shall resolve the service request in no more than forty (40) regular business hours.

                  d. "Systems Integration" maintenance shall provide Full Service Program maintenance for any of Customers hardware and/or software installed by CSI. Systems Integration maintenance is optional and must be designated on Exhibit C. Systems Integration maintenance does not preclude the Customer from obtaining maintenance from other sources, and third party maintenance programs may be required by some vendors.


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

                  e. "System Critical" malfunctions shall mean conditions which significantly affect a Customer schedule or which makes the performance or continued performance of any one or more functions of the Covered Software impossible.

            2. Maintenance Service.

                  a. During the term of this Agreement, CSI agrees to provide Customer with the following maintenance services and materials:

                        (i) Full Service Program maintenance for the Covered Software;

                        (ii) updates and improvements to Customer's version of the Covered Software including new releases, when and if developed;

                        (iii) written, telephone, and on-site consultations
                              reasonably necessary to resolve or correct any errors in the software; and

                        (iv) reasonable efforts to remedy deficiencies in the Covered Software.

      However, Customer agrees that maintenance service does not require CSI to correct any and every perceived deficiency Customer may identify with the Covered Software.

                  b. The Maintenance Service provided in subpart a. does not include the following:

                        (i) the addition of new functionality which Customer may wish to add to the Covered Software;

                        (ii) maintenance and support of any software which has been modified without CSI's written permission.

                  c. If elected by Customer, CSI will also provide Systems Integration maintenance for the entire hardware and software system, or any designated subsystem, installed by CSI and designated in Exhibit C. Systems Integration maintenance is provided on a time and materials basis with a minimum quarterly retainer. Charges for time are first billed against the quarterly retainer. Charges for materials, travel expense and other out-of-pocket costs are billed in addition to the quarterly retainer.

                        Systems Integration maintenance is a cooperative maintenance plan focused on providing timely service and answer to all questions related to all systems hardware and software whether purchased directly from CSI or from third party vendors and integrated by CSI. Under Systems Integration maintenance, CSI will:

                  o Provide unlimited phone support either with Customer or with the manufacture of the product in question.


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

                  o Stay current on the present version and future versions of the products listed in Exhibit C. On certain occasions when the product in use is no longer the best option, CSI will also be required to make recommendations on other as yet specified products.

                  o Supervise the installation of upgrades or "fixes" as the case may be of the listed products.

                  o Provide on-site support under the following schedule of costs set forth on Exhibit B.

                  o Upon request of Customer, write simple work orders detailing any features Customer may wish to add to the system. The work order will identify the objective, approach, and cost of the addition.

            3. Pricing Changes. Rates as set forth in Exhibits A and B will be fixed for the first twelve (12) months of this maintenance Agreement. Thereafter, if CSI finds it necessary to revise the rates on Exhibits A or B for the services provided herein, CSI will provide Customer with written notice thereof at least sixty (60) days prior to the effective date for such revised rates. In the event that the revised rates are not acceptable to Customer, Customer may terminate this contract and receive a full pro rata refund of any payments for future services.

            4. Payment Terms.

                  a. CSI shall invoice Customer quarterly, in advance, for maintenance charges, and monthly for any other charges payable to CSI under this Agreement. Such invoices shall itemize charges by dates that service was provided and shall be due net fifteen (15) days from the date of invoice.

                  b. Customer shall be responsible for the payment of any federal, state or local tax, other than a tax on net income now or hereafter in effect, which is or becomes applicable to any payment due under this Agreement.

            5. Term. This Agreement shall commence on the date stated on the face of this Agreement and shall continue for an initial term of three (3) years. Thereafter, the Agreement shall renew automatically for successive one-year terms unless either party shall give written notice of intent not to renew at least sixty (60) days in advance of the current term.

            6. Termination. In the event either party shall neglect or fail to perform any of its obligations under this Agreement, the other party shall have the right to institute the following resolution or termination procedure:

                  a. The aggrieved or concerned party shall provide written notice of its grievance or concerns to the other;


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

                  b. A meeting shall be scheduled within two (2) weeks of such written notice between the Customer's information services manager and the CSI manager of customer service in an attempt to reach resolution;

                  c. If no resolution is reached, the aggrieved party may terminate this Agreement in its sole discretion upon thirty (30) days' written notice.

                  d. In the event of termination, Customer's sole liability shall be to pay CSI all maintenance charges and any other charges payable under this Agreement which have accrued through the effective date of termination. CSI's sole liability shall be to refund any maintenance or other charges paid in advance, as of the effective date of termination.

            7. Limitation of Liability.

                  a. CSI shall indemnify and hold harmless Customer, its divisions and subsidiaries, agents, representatives and employees from and defend at CSI's expense against every claim, damage, loss, liability and suit (including interest, reasonable attorneys' fees and cost), arising out of any injury (including death) to persons and damage to tangible property caused or alleged to have been caused by any breach of warranty or by negligent acts or omissions of CSI.

                  b. CSI's liability for actual damages from any cause whatsoever will be limited to the greater of 1) $40,000 or 2) an amount equal to twelve (12) months' maintenance charges for the individual software that caused the damage or that is the subject matter of, or is directly related to, the cause of action. Such charges will be those in effect for such software when the cause of action arose. This limitation will apply, except as otherwise stated in this Section, regardless of the form of action, whether in contract or in tort including negligence. This limitation will not apply to claims by or against Customer for bodily injury or damage to real property or tangible personal property for which CSI is legally liable, or to a claim for infringement of any U.S. patent, copyright, or other intellectual property right.

                  c. Customer agrees that CSI will not be liable for any special, incidental, indirect, or consequential damages hereunder, including the loss of data or information of any kind and loss of profits.

            8. Confidentiality. CSI acknowledges that in the course of providing services under this Agreement, its employees and agents may be exposed to confidential information of Customer. CSI will implement reasonable security and confidentiality procedures to see that no such confidential information is disclosed or misused by its employees and agents. In the event of the expiration or termination of this Agreement, the obligations of this paragraph shall continue and bind CSI and its legal representatives, successors and assigns.

            9. Notices. Any notice required or permitted to be made or given to either party hereto pursuant to this Agreement shall be sufficiently made or given on the date of mailing, if sent to such party by certified mail, postage prepaid, addressed to the address set forth below, or to such other address as shall be designated by written notice provided to the other party:


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

For Customer:                           For CSI:

_______________________________         Customer Service Manager
_______________________________         Celerity Systems, Inc.
_______________________________         9051 Executive Park Drive
_______________________________         Knoxville, Tennessee 37923
                                        Attn: ______________________

            10. Governing Law. This Agreement will be construed in accordance with the laws of the State of Tennessee, U.S.A.

            11. Disputes. Disputes arising under this Agreement shall be referred immediately to, and settled by, binding arbitration. The arbitration panel shall consist of three persons. Each of the parties hereto shall appoint one arbitrator and two arbitrators thereby appointed shall elect a third arbitrator. The arbitration shall be conducted in a city and place mutually agreed to by the parties (or, if there is no agreement, by the arbitration panel) in accordance with the rules of the American Arbitration Association. The costs of arbitration shall be borne jointly by CSI and Customer. Judgment upon the award rendered may be entered in any Court having jurisdiction thereof.

            12. Force Majeure. Neither party hereto shall be in default by reason of any failure in the performance of this Agreement in accordance with its terms if such failure is due to acts of God or of the public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, freight embargoes, or similar reasons beyond such party's control.

            13. Severable. If any provision or provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            14. Amendments in Writing. No amendment or modification of any provision of this Agreement shall be effective unless it is in a document which refers to this Agreement and is signed by both parties. No waiver of any provision of this Agreement will be effective unless it is in writing signed by the party waiving its rights hereunder. No failure or delay by either party in exercising any right, power or remedy under this Agreement, except as specifically provided herein, will operate as a waiver of any such right, power or remedy.

            15. No Agency. Nothing contained herein shall be deemed to authorize or empower either party to act as agent for the other party or to conduct business in the name of the other and CSI, subcontractors of CSI, and their employees, agents or servants shall not be considered to be employees, agents or servants of Customer and they will in no way represent themselves as agents, servants or employees of Customer.

            16. Compliance with Laws. Both parties agree to comply and do all things necessary to enable the other party to comply with all applicable federal, state and local laws, regulations and ordinances including but not limited to the regulations of the United States Government as they relate to this Agreement and the services provided hereunder.


                                    CELERITY SYSTEMS, INC.


                                    BY:
                                        ---------------------------------

                                    ITS:
                                        ---------------------------------


                                    [CUSTOMER]


                                    BY:
                                        ---------------------------------

                                    ITS:
                                        ---------------------------------

                                                                       EXHIBIT A

                                                             ANNUAL
COVERED CSI SOFTWARE                LIST PRICE             MAINTENANCE
--------------------                ----------             -----------
Open Fiche                          $40,995.00             $ 4,099.50
Automatic Report Download            21,000.00               2,100.00
Jukebox Software                     40,000.00               4,000.00
                                                           ----------
                                                           $10,199.50
                                                           ==========

Full Service Maintenance for Covered Software:

      $2,549.88 per quarter

                                                                       EXHIBIT B

Systems Integration Maintenance for Software and Hardware on Exhibit C:

Retainer $2,500.00 per quarter.

Labor rates (1 hour minimum) --   $125.00 per hour plus travel charges of $75.00
                                  per hour, if necessary.

Labor charges each quarter will first be offset against the retainer, and in the event CSI's labor charges should exceed the retainer amount, CSI will bill Customer for the excess.

Any travel expenses, materials or other out-of-pocket expenses will be billed monthly in addition to the quarterly retainer.

                                                                       EXHIBIT C


Hardware and/or Software Covered by Systems
Integration Maintenance

      The Herzog Heine Geduld back office system as described in the Back Office System Requirements Analysis of May 27, 1993


                                    CELERITY SYSTEMS, INC.


                                    BY:
                                        ---------------------------------

                                    ITS:
                                        ---------------------------------


                                    [CUSTOMER]


                                    BY:
                                        ---------------------------------

                                    ITS:
                                        ---------------------------------